Exhibit 4.04

THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

ELECTRONIC ARTS INC.

NOTE

[                    , 200  ]

Redwood City, California

FOR VALUE RECEIVED, Electronic Arts Inc., a Delaware corporation (the “Company”) promises to issue and deliver, upon the terms and conditions set forth in this note (the “Note”), to [                ] (“Founder”), or his permitted assigns, [                ] shares of the Common Stock of the Company, par value $0.01 per share, without interest (the “Shares”). [Twenty-five percent (25%) of the Shares shall vest on each of the first, second, third and fourth year anniversaries] or [One-hundred percent (100%) of the Shares shall vest on the four (4) year anniversary of the Closing Date] or [Twenty-five percent (25%) of the Shares shall vest on the three (3) year anniversary and seventy-five percent (75%) of the Shares will vest on the four (4) year anniversary] of the Closing Date (as defined in the Agreement and Plan of Merger by and among the Company, WHI Merger Corporation, VG Holding Corp. and certain other parties, dated October 11, 2007, (the “Merger Agreement”)), (each a “Maturity Date”); and subject to the terms and conditions hereof Founder is, and has remained continuously employed by the Company or its subsidiaries through each Maturity Date. Such Shares shall be delivered to Founder as soon as administratively practicable following each Maturity Date, but in no event later than ten (10) days after each such date. Unless otherwise provided herein, in the event Founder’s employment terminates prior to each Maturity Date, then any unvested Shares shall be forfeited immediately.

The following is a statement of the rights of Founder and the conditions to which this Note is subject, and to which Founder, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following events:

(i) Your willful misconduct or Gross Negligence (as defined below) that demonstrably and materially harms the business of the BioWare and Pandemic studios when viewed together, (the “Business”), provided that neither willful misconduct nor Gross Negligence shall be found

(x) if your conduct or failure to act under your letter agreement, dated October 11, 2007, [For BioWare Founders, add the following: as amended and restated by the letter agreement, dated December [            ], 2007,] and any exhibits attached thereto (collectively, the “Agreement”), was pursuant to express instructions from the Company or was based upon your good faith belief that such conduct or failure to act was in the best interest of the Business pursuant to your job duties, or (y) as a result of your decision to delay release of a video game product. For purposes of this Note and the Agreement, “Gross Negligence” shall mean conduct or failure to act that, given your actual knowledge at the time, is so reckless that it demonstrates a substantial lack of concern as to whether material harm to the Business will result;

(ii) Your breach of the provisions of the Agreement that (x) constitutes willful misconduct or Gross Negligence (as defined above), and (y) demonstrably and materially harms the Business, provided that Cause shall not exist based on (A) any such breach if your conduct or failure to act pursuant to the provisions of one or more of such agreements was pursuant to express instructions from the Company or was based upon your good faith belief that such conduct or failure to act was in the best interest of the Business or (B) your decision to delay release of a video game product; or

(iii) [For the BioWare Founders, use the following: Your conviction of, or pleading of nolo contendere with respect to, (x) a indictable offence or other crime under the laws of Canada or any province thereof (collectively, “Canadian Laws”) that demonstrably and materially harms the Business (it being understood that your inability to perform your obligations and duties hereunder as a result of such indictable offence or other crime for a period of at least one hundred eighty (180) consecutive days shall be deemed to cause demonstrable and material harm to the Business) or (y) any crime involving embezzlement, fraud or misappropriation under Canadian Laws (for the avoidance of doubt, it is understood that neither of the following shall be deemed to violate this clause (y)): (A) the ordinary course use at home of development equipment and supplies of the Company or its subsidiaries, or (B) personal use of assets of the Company or its subsidiaries with an aggregate value of $5,000 or less in any calendar year (it being further understood that the Company and its subsidiaries may adopt corporate policies in which actions by its employees, including you, that are covered wholly or in part by either of the preceding clauses (A) or (B) would be subject to discipline and/or penalties notwithstanding the fact that such actions shall not otherwise constitute “Cause” under this Note). For purposes of the foregoing clauses (x) and (y), your conviction of, or pleading of nolo contendere with respect to, a crime under the laws of a jurisdiction other than Canada or any province thereof (“Foreign Laws”) shall be treated as a conviction or pleading under Canadian Laws if Canadian Laws would regard the conduct for which you were convicted or pleaded nolo contendere under Foreign Laws to have been a indictable offence or other crime or a crime involving embezzlement, fraud or misappropriation under Canadian Laws.

[For the Pandemic Founders, use the following: Your conviction of, or pleading of nolo contendere with respect to, (x) a felony or other crime under the laws of the United States or any state thereof (collectively, “US Laws”) that demonstrably and materially harms the Business (it being understood that your inability to perform your obligations and duties hereunder as a result of such felony or other crime for a period of at least one hundred eighty (180) consecutive days shall be deemed to cause demonstrable and material harm to the Business) or (y) any crime involving embezzlement, fraud or misappropriation under US Laws (for the avoidance of doubt, it is understood that neither of the following shall be deemed to violate this clause (y)): (A) the ordinary course use at home of development equipment and supplies of the Company or its subsidiaries, or (B) personal use of assets of the Company or its subsidiaries with an aggregate value of $5,000 or less in any calendar year (it being further understood that the Company and its subsidiaries may adopt corporate policies in which actions by its employees, including you, that are covered wholly or in part by either of the preceding clauses (A) or (B) would be subject to discipline and/or penalties notwithstanding the fact that such actions shall not otherwise constitute “Cause” under this Note). For purposes of the foregoing clauses (x) and (y), your conviction of, or pleading of nolo contendere with respect to, a crime under the laws of a jurisdiction other than the United States or any state thereof (“Foreign Laws”) shall be treated as a conviction or pleading under US Laws if US Laws would regard the conduct for which you were convicted or pleaded nolo contendere under Foreign Laws to have been a felony or other crime or a crime involving embezzlement, fraud or misappropriation under US Laws.]

If conduct otherwise described in clause (i) or clause (ii) above is capable of being remedied, it shall not constitute Cause under such clauses until the Company has provided you with written notice specifying the details of such conduct, and why it otherwise would constitute Cause, and you have failed to remedy such conduct within forty-five (45) days following your receipt of such notice.

(b) “Event of Default” shall occur if (i) the Company fails to deliver the Shares (to the extent vested) within ten (10) days of each Maturity Date; (ii) the Company terminates Founder’s employment with the Company or one of its subsidiaries without Cause (it being understood that if Founder remains employed by the Company or another subsidiary of the Company, he shall not be deemed to have terminated his employment without Cause); (iii) Founder terminates his employment with the Company or one of its subsidiaries for Good Reason; or (iv) Founder’s employment with the Company or one of its subsidiaries terminates due to Founder’s death or Permanent Disability.

(c) “Good Reason” shall mean, without your written consent:

(i) any material adverse change (including a series of changes that results in a material adverse change) in your employment duties, responsibilities or authority within the business of the Company and its subsidiaries (it being understood that the completion of any future acquisitions or investments by the Company or any of its subsidiaries or the subsequent activities of any such businesses or investments, in and of themselves, shall not be deemed such a material adverse change);

(ii) any reduction in your base salary or bonus opportunity set forth in the Agreement, other than as a result of an across-the-board compensation reduction applicable to similarly-situated executive employees;

(iii) a relocation of your principal workplace with the Company or one of its subsidiaries to a location more than twenty (20) miles from its location as of the date hereof;

(iv) a material breach by the Company (including a successor to the Company) of the Agreement, or any indemnification obligation to you; or

(v) your no longer being the most senior executive, alone or jointly with [the other applicable Founder(s)], responsible for managing the day to day operations of [BioWare/Pandemic] (or any successor thereto).

Provided however that if an event otherwise described above is capable of being remedied, it shall not constitute Good Reason until you have provided the Company with written notice specifying the existence of such event, and why it otherwise would constitute Good Reason, and the Company has failed to remedy such event within forty-five (45) days following its receipt of such notice.

(d) “Permanent Disability” shall mean the inability, as determined by a physician (other than a physician who has previously treated you) chosen by you and reasonably acceptable to the Company, to engage in any substantial gainful activity by reason of any medically diagnosed physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more. You will have the right to have your own physician present at any examination for purposes of determining whether you have suffered a Permanent Disability.

2. Rights of Founder upon Default. Upon the occurrence or existence of an Event of Default described in clause (i) of the definition, and at any time thereafter during the continuance of such Event of Default, Founder may, by written notice to the Company, declare the Shares (to the extent vested) deliverable by the Company hereunder to be immediately due and deliverable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of an Event of Default described in clauses (ii), (iii) or (iv) of the definition, then 100% of then unvested Shares shall immediately vest on the date of termination of your employment. The appropriate number of fully vested Shares shall continue to be delivered to Founder on the originally scheduled Maturity Dates.

3. Conditions. A condition to the Company’s obligations hereunder is that Founder be employed by the Company or one of its subsidiaries on the earlier to occur of each Maturity Date or the time that is immediately prior to an Event of Default.

4. Successors and Assigns. Subject to the restrictions on transfer described in Section 6, the rights and obligations of the Company and Founder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Founder.

6. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder (other than the Shares, or portion thereof, deliverable upon conversion of this Note, which may be assigned in accordance with this Section 6) may be assigned, other than by operation of law, in whole or in part, by the Company or Founder without the prior written consent of the other party. Upon conversion of this Note, the certificate or certificates evidencing the Shares (or any portion thereof) deliverable upon conversion of this Note shall bear the following restrictive legend:

THE SHARES OF COMMON STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

7. Adjustments. The number of Shares deliverable hereunder will be appropriately adjusted to take into account the occurrence of a stock split, stock dividend, reverse stock split, combination, recapitalization or similar event affecting the Common Stock of the Company following the date of this Note.

8. Fractional Shares. In the event Founder is vested in a fractional portion of the Shares (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Founder. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Shares; provided, however, if Founder vests in a subsequent Fractional Portion prior to the final vesting date for the Shares and such Fractional Portion taken together with a previous Fractional Portion accrued by Founder under this Note would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Share at the same time as the remaining Shares are delivered to Founder.

9. Tax Withholding.

(a) Regardless of any action the Company or Founder’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Note, Founder hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Founder is and remains the responsibility of the Founder.

(b) Founder further acknowledges and agrees that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Note, including, but not limited to, the grant or vesting of the Shares, the subsequent sale of the acquired Shares and the receipt of any dividends; and (ii) does not commit to structure the terms of the Note or any aspect of the Note to reduce or eliminate Founder’s liability for Tax Items.

(c) [For use with the Pandemic Founders Only: Prior to delivery of the Shares upon the vesting of the Note (“Award Shares”), Founder must pay or make adequate arrangements satisfactory to the Company and/or Founder’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Founder’s employer. In this regard, Founder authorizes the Company and/or Founder’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Founder by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a fair market value equal to or below the minimum withholding amount for Tax Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the fair market value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the date Shares are delivered to Founder. The Company or the Founder’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii) withholding from Founder’s wages or other cash compensation paid to Founder by the Company and/or Founder’s employer; or

(iii) selling or arranging for the sale of Award Shares.]

(d) [For use with the Pandemic Founders Only: The Founder shall pay to the Company or Founder’s employer any amount of Tax Items that the Company or Founder’s employer may be required to withhold as a result of Founder’s participation in the Note and that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares if Founder fails to comply with his or her obligations in connection with the Tax Items as described in this section.]

10. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as the Company and/or Founder shall have furnished to the other in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), or (iv) three business days after being deposited with an overnight courier service of nationally recognized standing.

11. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

12. Governing Law. [For the BioWare Founders, use the following: This Note will be construed and interpreted in accordance with the laws of the Province of Alberta, Canada, without regard to conflicts of laws principles of any jurisdiction.

[For the Pandemic Founders, use the following: This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.]

13. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Note.

14. Agreement Severable. In the event that any provision in the Note is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Note.

15. Interpretation. Subject to Section 16 below, any dispute regarding the interpretation of the Note shall be submitted by Founder, Founder’s employer, or the Company, forthwith to either the board of directors of the Company (the “Board”) or a committee appointed by the Board (the “Committee”), which shall review such dispute at its next regular meeting.

16. Entire Agreement. This Note together with the agreements referenced on Exhibit A relating to the issuance of this Note constitutes the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

ELECTRONIC ARTS INC.
a Delaware corporation

By:
Name:
Title:
Address:

Facsimile:

FOUNDER

By:
Name:
Address:

Facsimile:

[Signature page to Note]